EXHIBIT 3.2M

                     LIMITED LIABILITY COMPANY AGREEMENT
                                      OF
               IRON MOUNTAIN RECORDS MANAGEMENT OF MISSOURI LLC

                     A Delaware Limited Liability Company

      This Limited Liability Company Agreement of Iron Mountain Records Management of Missouri LLC (this "Agreement"), dated as of April 24, 1996, is adopted by and executed and agreed to by Iron Mountain Records Management, Inc. and Iron Mountain Records Management of Maryland, Inc. (individually, a "Member" and collectively referred to as the "Members").

                                   ARTICLE 1

                                  DEFINITIONS

P. 1.01. Definition. The following terms shall have the following meanings when used in this Agreement:

"Act" means the Delaware Limited Liability Company Act and any successor statute, as amended form time to time.

"Adjusted Capital Account Deficit" means the Capital Account maintained for each Member as of the end of each fiscal year of the Company after giving effect to the following adjustments:

      (a) Increased by any amounts which the Member is obligated to restore under the stands set forth in Treas. Reg. ss. 1.704-1(b)(2)(ii)(c) or is deemed obligated to restore under Treas. Reg. ss. 1.704-2(g)(1) (relating to minimum gains) and Treas. Reg. ss. 1.704-2(i))(5) (relating to member minimum gains); and

      (b) Decreased by:

            (i) All losses and deductions that, as of the end of the applicable fiscal year, are reasonably expected to be allocated to the Member in years subsequent to the applicable fiscal year under Code ss.ss. 704(e)(2) and 706(d) and under Treas. Reg. ss. 1.751-1(b)(ii); and

            (ii) Distributions that are reasonably expected to be made to the applicable Member to the extent that such distributions exceed offsetting increases in the applicable Member's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made. Notwithstanding anything to the contrary contained herein, an Adjusted Capital Account Deficit shall be determined in accordance with Treas. Reg. ss. 1.704-1(b)(2)(ii)(d).

"Adjusted Capital Contribution" means, as of any day, a Member's Capital Contribution adjusted as follows:



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      (a) Increased by the amount of any Company liabilities which, in connection with distributions pursuant to P. P. 4.06 or 10.03, are assumed by such Member or are secured by any Company Property distributed to such Member; and

      (b) Reduced by the amount of cash and the fair market value (as determined by the Members) of any Company Property distributed to such Member pursuant to
P. P. 4.06 and 10.03 and the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such member to the Company.

In the event any Person transfers all or any portion of its Interest, the transferee shall succeed to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred Interest.

"Affiliate" of another Person means: (a) any entity or individual that directly or indirectly controls or holds the power to vote 10% or more of the outstanding voting securities of the Person in question; (b) any Person 10% or more of whose voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (d) any officer, director or partner of such other Person; and (e) if such other Person is an officer, director or partner, any company for which such Person acts in any such capacity.

"Agreed Value" of any Contributed Property means the fair market value of the property at the time of contribution as determined by the Members; provided, however, that the Agreed Value of any Property deemed contributed to the Company for federal income tax purposes upon termination and reconstitution thereof pursuant to Code ss. 708 shall be determined in accordance with P. 3.06. Subject to P. 3.06, in the event that more than a single item of Property is contributed to the Company in a single or integrated transaction, the Members shall use such method as they deem reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties among each separate property in proportion to the respective fair market value of each item of such Property.

"Articles" means the Certificate of Formation filed for the Company in accordance with the Act.

"Bankruptcy" means, with respect to any Member: (i) an assignment for the benefit of creditors; (ii) a voluntary petition in bankruptcy; (iii) adjudication as a bankrupt or insolvent; (iv) the filing of a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, regulation or law; (v) the filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of this nature; or (vi) seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator of such Member's properties or of all or any substantial part of the Member's properties.

"Book-Tax Disparity" shall mean with respect to any item of Contributed Property or Revalued Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Revalued Property and the adjusted basis thereof for federal income tax

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purposes as of such date. A Member's share of the Company's Book-Tax Disparities in all of its Contributed Property and Revalued Property will be reflected by the difference between such Member's Capital Account balance, as maintained pursuant to Article 3, and the balance of such Member's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

"Capital Contributions" means the total amount of capital contributed by a Member to the Company, as determined from time to time, which shall include the Net Agreed Value of any Contributed Property.

"Carrying Value" means:

      a) With respect to a Contributed property, the Agreed Value of such Property reduced (but not below zero) by all depreciation, depletion (computed as a separate item of deduction), amortization and cost recovery deductions charged to the Members' Capital Accounts;

      b) With respect to a Revalued Property, the fair market value of such Property at the time of revaluation, as determined by the Members in accordance with P. 3.07 hereof, reduced (but not below zero) by all depreciation, depletion, amortization and cost recovery deductions charged to the Members' Capital Accounts; and

      c) With respect to any other Company Property, the adjusted basis of such Property for federal income tax purposes, all as of the time of determination.

The Carrying Value of any Property shall be adjusted from time to time in accordance with P. 3.07 hereof.

"Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

"Company" means Iron Mountain Records Management of Missouri LLC, a Delaware limited liability company.

"Company Property" or "Property" means all properties, assets and rights of any type owned by the Company.

"Contributed Property" means any property contributed to the Company at any time or from time to time (or deemed contributed to the Company upon a termination and reconstitution thereof under Code ss. 708). Once the Carrying Value of Contributed Property has been adjusted pursuant to P. 3.07 hereof, such property shall be deemed Revalued Property and shall no longer be deemed Contributed Property.

"Corporation Act" means the Delaware General Corporation Law and any successor statute, as amended from time to time.

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"Impasse" means the failure of a Member to consent to or approve any of the following actions, after any such action has been proposed by the other Member:
(i) to sell or exchange all or any substantial part of the Company Property;
(ii) to change the Company's purpose or the purpose for which the Company Property is owned; (iii) to refinance any of the Company's indebtedness; (iv) to incur more than Fifty Thousand Dollars ($50,000) of indebtedness in the aggregate; or (v) to raise any additional capital for the Company and/or issue any additional Membership Interests. An Impasse shall be considered to have occurred if the Members are unable to agree with respect to any of the foregoing actions within ten (10) days after any such action has been proposed.

"Limited Liability Company Agreement" means this Agreement as it may from time to time be amended.

"Majority Interest" means one or more Members holding more than 50% of the Units.

"Member" means each Person identified as such in the introductory paragraph and each Person hereafter admitted to the Company as a Member as provided in this Agreement. The Members' Interests are set forth on attached and incorporated Exhibit "A".

"Membership Interest" or "Interest" means the membership interest or interest of a member in the Company, including the right to any and all benefits to which such member may be entitled in accordance with this Agreement, and the obligations as provided in this Agreement and the Act.

"Net Agreed Value" means, as follows:

      (a) In the case of any Contributed Property, the Agreed Value of such property net of liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed to the Company, as determined in accordance with Code ss.752; and

      (b) In the case of any property distributed to a Member, the Company's Carrying Value of such property at the time such property is distributed, net of any indebtedness either assumed by such distributee Member upon such distribution or to which such property is subject at the time of distribution determined in accordance with Code ss.752.

"Net Cash Receipts" means the gross cash proceeds from the operation of the Company's business less the portion thereof used to establish reserves for or to pay Company expenses, debt payments and capital expenditures. "Net Cash Receipts" shall include any net cash proceeds from the sale or disposition of company Property and from the refinancing of indebtedness of the Company, shall be increased by any reduction of reserves previously established by the Members, and shall not be reduced by depreciation, cost recovery, amortization or similar noncash deductions.

"Person" means any individual, corporation, trust, partnership, joint venture, limited liability company or other entity.

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"Proceeding" has the meaning given that term in P. 7.01.

"Profits" and "Losses" mean, for each fiscal year, an amount equal to the Company's taxable income or loss for such year, determined in accordance with Code ss.703(a) (including all items required to be stated separately) with the following adjustments:

      (a) Any income exempt from federal income tax shall be included;

      (b) Any expenditures of the Company described in Code ss.705(a)(2)(B) (including expenditures treated as such pursuant to Treas. Reg.
ss.1.704-1(b)(2)(iv)(i)) shall be subtracted;

      (c) In the event any Company Property is revalued pursuant to P. 3.07, the amount of such adjustment shall be taken into account in determining gain or loss from the disposition of such Property;

      (d) Any items which are specially allocated pursuant to P. 4.02 or 4.03 shall not be taken into account in computing Profits or Losses;

      (e) Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value; and

      (f) In the case of Company Property having a Book-Tax Disparity, in lieu of depreciation, amortization or other cost recovery deductions allowable under the Code ("Tax Depreciation"), there shall be taken into account for each Property a depreciation allowance which bears the same ratio to its initial Agreed Value (or, with respect to Revalued Property, its initial Carrying Value) as the Tax Depreciation for such year bears to its beginning adjusted tax basis.

"Representative" shall mean the legally appointed guardian of a mentally incapacitated Member, the conservator of a mentally incapacitated Member's assets or the legally appointed and qualified executor or personal representative of the estate of a deceased Member. In the event no such guardian, executor or personal representative is appointed, then the Representative shall mean the spouse of such incapacitated or deceased Member, or if such Member does not have a spouse or the spouse is not then living or is unable ro unwilling to act, such Member's then living lineal descendants who are willing and capable of acting, one at a time in descending order of age but in no event younger than 21 years of age or, if none, such Member's then-living lineal ancestors who are willing and capable of acting, one at a time and in ascending order of age.

"Revalued Property" shall mean any Property the Carrying Value of which has been adjusted in accordance with P. 3.07(a) or (b). If a Revalued Property is deemed distributed by, and recontributed to, the Company for federal income tax purposes upon a termination of the Company pursuant to Code ss.708, such Property shall constitute a Contributed Property until the Carrying Value of such Property is subsequently adjusted (if at all) pursuant to P. 3.07(a) or
(b).

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"Sharing Ratio" shall mean the ratio in which the Members share in all Profits,
Losses and distributions to the Members. The Sharing Ratio for each Member shall be the same percentage that such Member's Units bear to all outstanding Units.

"Transfer" means, with respect to an Interest, a sale, assignment, gift or any other disposition by a Member, whether voluntary, involuntary or by operation of law.

"Transferor" means a Member who proposes to make a voluntary Transfer of its Interest, a Withdrawing Member, or the Representative of a Withdrawing Member.

"Treasury Regulations", Treas. Reg. or "Reg.") means the income tax regulations promulgated under the Code as amended from time to time (including corresponding provisions of succeeding regulations).

"Unit" means an Interest representing a Capital Contribution $10,000 to the Company.

"Unrealized Gain" attributable to any item of Company Property means, as of any date of determination, the excess, if any, of (a) the fair market value of such Property (as determined under P. 3.07 hereof) as of such date, over (b) the Carrying Value of such Property as of such date (prior to any adjustment to be made pursuant to P. 3.07) as of such date.

"Unrealized Loss" attributable to any item of Company Property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such Property as of such date (prior to any adjustment to be made pursuant to P. 3.07 as of such date), over (b) the fair market value of such Property (as determined under P. 3.07) as of such date.

"Withdrawing Member" has the meaning given that term in P. 5.03(b).

                                   ARTICLE 2

                                 ORGANIZATION

P. 2.01. Formation. The Company has been organized as a Delaware limited liability company under and pursuant to the Act and a certificate of formation for the Company has been filed with the Secretary of State of Delaware. The rights and obligations of the Members shall be as set forth in the Act except as this Agreement expressly provides otherwise.

P. 2.02. Name. The name of the Company is "Iron Mountain Records Management of Missouri LLC" and all Company business shall be conducted in that name or such other name as the Members may select from time to time and which is in compliance with all applicable laws.

P. 2.03. Registered Office and Registered Agent and Principal Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation or such other office as the Members may designate from time to time in the manner provided by law. The registered agent

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of the Company in the State of Delaware shall be the initial registered agent named in the Articles or such other Person or Persons as the Members may designate from time to time. The principal office of the Company shall be at such place as the Members may designate from time to time, and the Company shall maintain records there as required by the Act.

P. 2.04. Purposes. The purposes of the Company shall be to provide records management and storage services and to undertake all such other activities and businesses as may be undertaken by a limited liability company under the Act.

P. 2.05. Foreign Qualification. The Company shall not engage in any business outside the State of Delaware unless and until the Company has complied with the requirements necessary to qualify the Company as a foreign limited liability company in the other jurisdiction.

P. 2.06. Term. The Company commenced on the date of issuance of its certificate of formation and shall continue in existence until December 31, 2025 or such earlier time as may be determined in accordance with the terms of the Agreement.

P. 2.07. Recapitalization, Acquisitions, Restructuring and Mergers. The Company may participate in or be a party to any recapitalization, acquisition, restructuring or merger in accordance with and as allowed by the Act or the Corporation Act.

P. 2.08. Entity Declaration. The Company shall not be a general partnership, a limited partnership or a joint venture, and no Member shall be considered a partner or joint venturer of or with any other Member, for any purposes other than for federal and state tax purposes, and this Agreement shall not be construed otherwise.

                                   ARTICLE 3

                  CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

P. 3.01. Initial Contributions. The Members shall make Capital Contributions to the Company in cash in the amount set forth in attached and incorporated Exhibit "A."

P. 3.02. Subsequent Contributions. No Member shall be obligated to make any Capital Contributions to the Company other than those set forth on Exhibit "A."

P. 3.03. Return of Capital Contributions. Each Member agrees not to withdraw as a member of the Company and, except as expressly provided herein, no Member shall be entitled to the return of any part of its Capital Contributions or to be paid interest in respect to either its Capital Account or its Capital Contributions. An unpaid Capital Contribution is not a liability of the Company or of any Member.

P. 3.04. Loans by Members. Any Member may, but is not obligated to, loan to the Company such sums as the Members determine to be appropriate for the conduct of the Company's business. Any such loans shall bear interest at one percent (1%) above the prime rate of interest

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charged from time to time by The Chase Manhattan Bank (National Association) and shall be on such other terms as the Members may agree. All loans shall be repaid in full before any distributions are made to the Members.

P. 3.05. Capital Accounts. A separate Capital Account shall be maintained for each Member in accordance with Treas. Reg. ss.1.704-1(b)(2)(iv). Subject to the requirements of Treas. Reg. ss.704-1(b)(2)(iv), each Capital Account:

      (a) shall be credited with: (i) all cash contributions of such Members to the Company; (ii) the Net Agreed Value of Contributed Property, (iii) such Member's share of the Company's Profits; (iv) the amount of any liabilities of the Company assumed by such Member (other than liabilities included in the netting process of Subparagraph (b)(ii) below or increases in the Member's share of the Company's liabilities determined in accordance with the provisions of Code ss.752); and (v) the amount of any basis increase in Company Property attributable to investment credit recapture allocated to such Member; and

      (b) shall be debited for: (i) distributions of cash to such Member; (ii) the Net Agreed Value of Company Property distributed to such Member, (iii) such Member's share of the Company's Losses (including expenditures which can neither be capitalized nor deducted for tax purposes, organization and syndication expenses not subject to amortization, and loss on sale or disposition of Company Property, whether or not disallowed under the rules of Code ss.ss.267 or 707, but excluding losses or deductions described in Treas. Reg. ss.1.704-1(b)(4)(i) or (iii)); (iv) the amount of any liabilities of such Member assumed by the Company (other than liabilities already included in the netting process of Subparagraph (a)(ii) above or decreases in the Member's share of the Company's liabilities determined in accordance with the provisions of Code ss.752); and
(v) the amount of any basis decrease in Company Property attributable to investment credit recapture allocated to such Member.

P. 3.06. Capital Accounts Upon Sale or Exchange of Membership Interests. Upon the sale or exchange of an Interest, the following shall apply: (i) if such sale or exchange causes a termination of the Company in accordance with Code ss.708(b)(1)(B), the Company's Property shall be deemed to have been distributed to the Members in a liquidation of the Company and to have been recontributed to a new Company, and the Capital Accounts of the Members shall be redetermined in accordance with P. 3.07, or (ii) if such sale or exchange does not cause a termination of the Company in accordance with Code ss.708(b)(1)(B), the Capital Account of the selling or exchanging Member will be transferred to the transferee on a pro rata basis.

P.  3.07.  Revaluation of Capital Accounts Upon Occurrence of Certain Events.

      (a) Contributions. In accordance with the provisions of Treas. Reg. ss.1.704- 1(b)(2)(iv)(f), if after the initial capital is contributed pursuant to P. 3.01, money or property in other than a de minimis amount is contributed to the Company in exchange for an Interest, the Capital Accounts of the Members and Carrying Values of all the Company's Property (determined immediately prior to such issuance) shall be adjusted to reflect the Unrealized Gain or Unrealized Loss attributable to each such Company Property as if such Unrealized Gain or

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Unrealized Loss had been recognized on a sale of each such item of Company
Property immediately prior to such issuance and had been allocated to the Members in accordance with Article 4. In determining the Unrealized Gain or Unrealized Loss, the fair market value of Company Property shall be as determined by the Members.

      (b) Distributions. In accordance with the provisions of Treas. Reg. ss.1.704- 1(b)(2)(iv)(f), if money or Company Property in other than a de minimis amount is distributed (including any deemed distribution under P. 3.06(i)) to a Member in exchange for or part of an Interest, the Capital Accounts of the Members and the Carrying Values of all the Company's Property (determined immediately prior to such distribution) shall be adjusted to reflect the Unrealized Gain or Unrealized Loss attributable to each item of Company Property as if such Unrealized Gain or Unrealized Loss had been recognized on a sale of each such item of Company Property immediately prior to such distribution and had been allocated to the Members in accordance with Article 4. In determining the Unrealized Gain or Unrealized Loss, the fair market value of the distributed Property shall be as determined by the Members.

                                   ARTICLE 4

                         ALLOCATIONS AND DISTRIBUTIONS

P. 4.01. Allocation of Profits and Losses. After giving effect to the special allocations set forth in P. P. 4.02 and 4.03, Profits and Losses for each fiscal year shall be allocated among the Members in accordance with the Sharing Ratio.

P. 4.02. Special Allocations. Items of income, gain, loss and deduction shall be allocated in accordance with the provisions of this P. 4.02 without regard to the allocation provision contained in P. 4.01 in the following order:

      (a) Qualified Income Offset. If any Member's Capital Account is unexpectedly adjusted for, or such Member is unexpectedly allocated or there is unexpectedly distributed to such Member, any item described in Treas. Reg. ss.1.704-1(b)(2)(ii)(d)(4)-(6), and such treatment creates or increases a Member's Adjusted Capital Account Deficit, then without regard to the allocations provided in P. 4.01, the Company shall allocate to such member items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.

      (b) Gross Income Allocation. In the event that a Member has a deficit Capital Account at the end of any Company fiscal year which is in excess of the sum of (i) the amount the Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount the Member is deemed to be obligated to restore pursuant to Treas. Reg. ss.1.704-2(g) and (i)(5), the Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this paragraph shall be made if and to the extent that the Member would have a deficit Capital Account in excess of

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such sum after all other allocations provided for in this P. 4.02 have been tentatively made as if this P. 4.02(b) were not in this Agreement.

P. 4.03. Curative Allocations. The allocations set forth in P. 4.02 ("Regulatory Allocations") are intended to comply with certain requirements of Treas. Reg. ss.1.704-1(b). Notwithstanding any other provision of Article 4 (other than Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other profits, losses and items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other profits, losses and other items and the Regulatory Allocations to each member shall be equal to the amount that would have been allocated if the Regulatory Allocations had not occurred.

P. 4.04. Code Sections 704(c) Allocations. In accordance with Code ss.704(c), income, gain, loss and deduction concerning any Contributed Property shall, solely for tax purposes, be allocated among the Members to take account of any variation between the adjusted tax basis of such property and the Agreed Value of such property upon contribution. If the value of any Company Property is adjusted under P. 3.07 of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Code ss.704(c). Allocations under this P. 4.04 are solely for purposes of federal income taxes and shall not affect or be taken into account in computing any Member's Capital Account.

P. 4.05. Allocations Concerning Transferred Interests. Unless the Code requires otherwise, any Profits or Losses allocable to an interest which has been transferred during any year shall be allocated among the Persons who were holders of such Interest during such year by taking into account their varying interests during such taxable year in accordance with Code ss.706(d) and using any convention selected by the Members.

P. 4.06. Distributions of Net Cash Receipts. Except as otherwise provided in P. 10.03, Net Cash Receipts, if any, shall be distributed to the Members within thirty (30) days after the end of each fiscal year, in the following order and priority:

      (a) First, pro rata to the Members in proportion to their Units, an amount equal to their Adjusted Capital Contributions, and

      (b) The balance to the Members in accordance with the Sharing Ratio.

                                   ARTICLE 5

                     MEMBERSHIP; DISPOSITIONS OF INTERESTS

P. 5.01. Initial Members. The initial members of the Company are the Persons executing this Agreement as Members as of the date of this Agreement, each of which is admitted to the

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Company as a Member effective contemporaneously with the execution by such
Person of this Agreement.

P. 5.02. Representations and Warranties. Each Member hereby represents and warrants to the Company and to each other Member that (a) if that Member is a corporation, it is duly organized, validly existing, and in good standing under the law of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein); (b) if that Member is a limited liability company, it is duly organized, validly existing, and (if applicable) in good standing under the law of the state of its organization and is duly qualified and (if applicable) in good standing as a foreign limited liability company in the jurisdiction of its principal place of business (if not organized therein); (c) if that Member is a partnership, trust, or other entity, it is duly formed, validly existing, and (if applicable) in good standing under the law of the state of its formation, and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein), and the representations and warranties in clauses (a)-(c), as applicable, are true and correct with respect to each partner (other than limited partners), trustee, or other member thereof;
(d) the Member has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken;
(e) the Member has duly executed and delivered this Agreement; (f) the Member's authorization, execution, delivery, and performance of this Agreement does not conflict with (i) any law, rule or court order applicable to that Member, (ii) that Member's articles of incorporation, bylaws, partnership agreement, Agreement or articles of organization, or (iii) any other agreement or arrangement to which that Member is a party or by which it is bound.

P.  5.03.  Restrictions on Transfer of Membership Interests.

      (a) Voluntary Transfer. If a Member intends to Transfer any Membership Interests it owns to any Person other than the Company, it shall give written notice to the Company and the nonselling Member ("Remaining Member") of its intention to do so ("Transfer Notice"). The Transfer Notice, in addition to stating the Member's intention to Transfer its Membership Interests, shall state: (i) the number of Units it desires to Transfer; (ii) the name, business and residence address of the proposed transferee; and (iii) whether or not the Transfer is made at arm's length for full and valuable consideration and, if so, the amount of the consideration and the other terms of the sale. For sixty (60) days following the Company's receipt of the Transfer Notice (the "Company Option Period"), the Company shall have the option to purchase all or any portion of the Membership Interests which are proposed to be transferred, for the price and upon the terms set form in P. 5.03(i), and if the Company does not exercise its option to purchase all, but not less than all, of such Membership Interests within said sixty (60)-day period, the Remaining Member for a period of fifteen
(15) days after the expiration of the Company Option Period shall have an option to purchase all of the membership Interests which have not been purchased by the Company, at the price and upon the terms set forth in P. 5.03(i).

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      (b) Involuntary Transfers. In the event of the death, incompetency, bankruptcy, withdrawal or dissolution of a Member (a "Withdrawing Member"), (i) for a period of ninety (90) days after the Company receives actual notice thereof, the Company shall have the option to purchase all or any portion of the Withdrawing Member's Interest, for the price and upon the terms set forth in P. 5.03(i). If the Company does not exercise its option to purchase all of the Withdrawing Member's Interest, for a period ending fifteen (15) days after the close of the Company's 90-day option period, the Remaining Member shall have an option to purchase all, but not less than all, of such Withdrawing Member's Interest at the price set forth in P. 5.03(i)(i)(2) and upon the same terms as provided for an option regarding a voluntary transfer in P. 5.03(a) of this Agreement. Notwithstanding the foregoing, neither the Company nor the Remaining Member may exercise this option unless the Remaining Member has agreed pursuant to P. 10.01(f) to continue the Company's business with a new Member. If the Company and the Remaining Member do not exercise their options, the provisions of P. 5.03(e) and (g) shall apply to the Withdrawing Member.

      (c) Exercise of Options.

            (i) Means of Exercise. The Company and the Remaining Member who exercises any option granted by this Article 5 shall do so by giving written notice ("Exercise Notice") of the exercise of their respective options within the time periods provided in this Article 5 to the Member and, in the case of an option upon involuntary transfer, to the Withdrawing Member's Representative.

            (ii) Voting to Exercise. A Transferor, in its capacity as a Member, shall not be entitled to vote in the Company's determination of whether to exercise any purchase option granted by this Agreement or with respect to any decisions or actions involving the purchase option or the consummation of the exercise thereof.

      (d) Nonexercise of Options. If the Remaining Member and the Company fail to exercise their purchase options to acquire all of the membership Interests which are proposed to be transferred in compliance with P. 5.03(a) of this Agreement, the Transferor may, within thirty (3) days following their expiration of the option period for the Remaining Member, transfer the Interests to the transferee named in the Transfer Notice, subject to the terms of this Agreement; provided, however, that such Transfer must be upon the terms and for the consideration specified in said Transfer Notice. If the Transfer is not upon the terms or is not to the transferee stated in the Transfer Notice, or is not made within said thirty (30)-days period, or if the Transferor, after the Transfer, reacquires all or any portion of the transferred Units, the initial Transfer shall be void and without legal or other effect.

      (e) Requirements for Transfer. Subject to any restrictions on transferability required by law (including the Securities Act of 1933, any state securities or "Blue Sky" law, and the rules promulgated thereunder), and subject to the provisions of P. 5.03(a) and (b), each Member shall have the right to Transfer (but not to substitute the assignee as a substitute Member in its place, except in accordance with P. 5.03(g) hereof), by a written instrument, the whole or any part of its Interest, provided that: (i) the transferee is a citizen and resident of the United States, and otherwise not a tax-exempt entity under Section 168(h) of the Code; (ii) the Transferor delivers to the Company and the Remaining Member an unqualified opinion of counsel in form and substance satisfactory to counsel designated by the Remaining Member that neither the Transfer nor any offering in connection therewith violates any provision of any federal or state securities law; (iii) the transferee executes a statement that it is acquiring such Interest or such part thereof for its own account for investment and not with a view to distribution, fractionalization or resale thereof; and (iv) the Company receives a favorable opinion of the Company's legal counsel or such other counsel selected by the Remaining Member that such Transfer would not result in the termination of the Company (within the meaning of Section 708(b) of the Code) or the termination of its status as a partnership under the Code; provided, further, that the Remaining Member may elect to waive the requirement of the opinions of counsel set forth in P. 5.03(e)(ii) and (iv) above should it, in its sole discretion, determine that the cost or time delays involved in procuring such opinions may impede the Company's ability to effect the contemplated Transfer.

      (f) Effectiveness of Assignment. No Transfer shall be effective unless and until the requirements of P. 5.03(e) are satisfied. The Transfer by a Member of all or part of its Interest shall become effective on the first day of the calendar month immediately succeeding the month in which all of the requirements of this P. 5.03 have been met, and the Company has received from the Transferor a transfer fee sufficient to cover all expenses of the Company connected with such transfer; provided, however, that the Remaining Member may elect to waive this fee in its sole discretion. All distributions prior to the effective date shall be made to the Transferor and all distributions made thereafter shall be made to the transferee.

      (g) Requirements for Admission. No transferee of the whole or a portion of a Member's Interest shall have the right to become a Member unless and until all of the following conditions are satisfied:

            (i) a duly executed and acknowledged written instrument of transfer approved by the Remaining Member has been filed with the Company setting forth
(A) the intention of the transferee to be admitted as a Member, (B) the notice address of the transferee, and (C) the number of Units transferred by the Transferor to the transferee;

            (ii) the opinions of counsel described in P. 5.03(e) above are delivered to the Company and the Remaining Member, subject to the Remaining Member's right to waive the delivery of these opinions in its sole discretion;

the Transferor and transferee execute and acknowledge, and cause such other Persons to execute and acknowledge, such other instruments and provide such other evidence as the Remaining Member may reasonably deem necessary or desirable to effect such admission, including without limitation: (A) the written acceptance and adoption by the transferee of the provisions of this Agreement including a representation and warranty that the representations and warranties in P. 5.02 are true and correct with respect to the transferee; (B) the transferee's completion of a purchaser qualification questionnaire which will enable counsel for the Company to determine whether such proposed substitution is consistent with the requirements of a private placement exemption from registration under the Securities Act of 1933 and relevant state law; and (C) the transferee's completion, if applicable, of acknowledgment of the use of a purchaser representative, and such representative's completion of a purchaser representative questionnaire which will enable counsel for the Company to determine whether such proposed substitution is consistent with the requirements of a private placement exemption from registration under the Securities Act of 1933 and relevant state law;

            (iii) the admission is approved by the Remaining Member, the granting or denial of which shall be within the sole and absolute discretion of the Remaining Member; and

            (iv) a transfer fee has been paid to the Company by the Transferor sufficient to cover all expenses in connection with the transfer and admission, including but not limited to attorney's fees for the legal opinions referred to in P. 5.03(e) and (g), subject to the Remaining Member's right to waive the payment of this fee in its sole discretion.

      (h) Rights of Mere Assignees. If a transferee of an Interest is not admitted as a Member, it shall not be entitled to inspect the Company's books and records, receive an accounting of Company financial affairs, exercise the voting rights of a member, or otherwise take part in the Company's business or exercise the rights of a Member under this Agreement.

      (i)   Purchase Price and Terms.

            (i) Purchase Price. If the Company or the Remaining Member exercises its option (the "Optionor"), the purchase price which Optionor shall pay for the Transferor's Membership Interest following the exercise of an option to purchase under P. 5.03(a) or (b) shall be an amount equal to: (1) the purchase price as stated in the Transfer Notice where (a) the proposed transfer is for full and adequate consideration and (b) the transferee identified in the Transfer Notice is not a member of the Transferor's family or an Affiliate of the Transferor; and (2) in all other cases, the value of the Transferor's Membership Interest as mutually agreed upon by the Members. If the parties cannot agree within ten (10) days after the date of the final Exercise Notice, the Purchase price shall be the amount which the Transferor would receive if all the Company Property were sold at its appraised fair market value and the proceeds were applied in accordance with P. 10.03. An independent appraiser ("Qualified Appraiser") experienced in conducting appraisals of assets similar to the Company Property shall conduct an appraisal of all of the Company Property to determine its fair market value ("First Appraisal"). The Optionor shall select a Qualified appraiser to perform the First Appraisal and shall assume the cost of the First Appraisal. If, within five (5) days after receipt of the First Appraisal, the Transferor disputes the value determined by the First Appraisal, the Transferor may obtain, at its own cost, a second appraisal ("Second Appraisal") of the fair market value of the Company Property by a Qualified Appraiser of its choice. If the parties agree, the Second Appraisal shall be used to determine the value of the Company Property. If the two appraisals are performed and the parties cannot agree within ten (10) days which of the appraisals accurately reflects the value of the Company Property, then the two appraisers selected under this subparagraph shall select a Qualified Appraiser to conduct a third appraisal ("Third Appraisal") of the fair market value of the Company Property. The fair market value of the Company Property established by the Third

Appraisal shall be final and binding in all respects on all parties. The Optionor and the Transferor shall each pay fifty percent (50%) of the costs of the Third Appraisal.

            (ii) Payment of Purchase Price and Closing. The closing of any sale and purchase of the Transferor's Membership Interest in the Company shall be within thirty (30) days from the later of (1) the date of the final Exercise Notice, or (2) delivery of the final appraisal performed pursuant to P. 5.03(i)(i). The Optionor shall pay the purchase price (1) at the time and in accordance with the terms and conditions as stated in the Transfer Notice, where the purchase price is determined pursuant to P. 5.03(i)(1), or (2) at the closing in all other cases, unless the parties agree on different terms. The Transferor shall deliver documents satisfactory to the Optionor conveying its Membership Interest free and clear of all liens, claims and encumbrances, any of which may be paid out of the purchase price, with the remainder, if any, paid to the Transferor. If the purchase price is insufficient to satisfy any such liens, the Transferor shall discharge the balance.

P. 5.04. Additional Members. Additional Persons may be admitted to the Company as Members and Membership Interests may be created and issued to those Persons and to existing Members upon the approval of all of the Members on such terms and conditions as they may determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Interests having different rights, powers and duties. The creation of any new class or group shall be reflected in an amendment to this Agreement indicating the different rights, powers and duties. The provisions of this P. 5.04 shall not apply to Transfers of Membership Interests.

P. 5.05. Interests in Member. A Member that is not a natural person may not cause or permit an ownership interest, direct or indirect, in itself to be disposed of such that, after the disposition: (a) the Company would be considered to have terminated within the meaning of Code ss.708; or (b) without the written consent of the other Member, that Member shall cease to be controlled by substantially the same Persons who control it as of the date of the Member's admission to the Company. For a period of 120 days after notice to the Company of any Member's breach of the provisions of clause (b) of the immediately preceding sentence, the Company shall have the option to buy, and on exercise of that option the breaching Member shall sell, the breaching Member's Membership Interest, at the price determined in accordance with P. 5.03(i)(i)(2). The breaching Member shall deliver documents satisfactory to the Company conveying its Membership Interest free and clear of all liens, claims and encumbrances, any of which may be paid out of the purchase price, with the remainder, if any, paid to the selling Member. If the purchase price is insufficient to satisfy any such liens, the selling Member shall discharge the balance.

P.  5.06.  Information.

      (a) In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated.

      (b) The Members acknowledge that, from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or Persons with which it does business. Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member, except for disclosures: (i) compelled by law (but the Member must notify the other Members promptly of any request for that information, before disclosing it if practicable); (ii) to advisers or representatives of the Member or Persons to which that Member's Membership Interest may be transferred as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this P. 5.06(b); or (iii) of information that the Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this P. 5.06(b) may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this P. 5.06(b) may be enforced by specific performance without posting bond.

P. 5.07. Liability to Third Parties. No Member shall, by virtue of its status as a Member or its ownership of an Interest, be liable for the debts, obligations or liabilities of the Company, including but not limited to a judgment decree or order of a court.

P. 5.08. Withdrawal. A Member does not have the right or power to withdraw from the Company as a Member.

P. 5.09. Lack of Authority. No Member has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except to the extent that such act or expenditure has been approved by a Majority Interest or such greater interest required by the Agreement, the Articles or applicable law.

P. 5.10. Certificates of Interest. Interests shall be represented by certificates of interests in the Company, which shall be in such form as may be approved by the Managers.

                                   ARTICLE 6

                 MANAGEMENT OF COMPANY AND MEETINGS OF MEMBERS

P.  6.01.  Management.

      (a) General. The business and affairs of the Company shall be managed by its Managers. The Managers shall direct, manage, and control the business of the Company to the best of their ability. Except for situations in which the approval of the Members is expressly required by this Agreement or by nonwaivable provisions of applicable law, the Managers shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval of more than one of the Managers is expressly required pursuant to this Agreement or the Act.

      (b) Number, Tenure, and Qualifications. The Company shall initially have one Manager, which shall be Iron Mountain Records Management, Inc. The number of Managers of the Company shall be fixed from time to time by the affirmative vote of Members holding at least two-thirds of all Capital Interests in the Company's capital, but in no instance shall there be less than one Manager. Each Manager shall hold office until the next annual meeting of Members or until a successor shall have been elected and qualified. Managers shall be elected by the affirmative vote of Members holding at least a Majority Interest. Managers need not be residents of the State of Delaware or Members of the Company.

      (c) Certain Powers of Manager. Without limiting the generality of ss.6.01(a) above, the Managers shall have the power and authority, on behalf of the company:

            (i) to acquire property from any Person as the Managers may determine. The fact that a Manager or Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Managers from dealing with that Person;

            (ii) to borrow money for the Company from banks, other lending institutions, the Managers, Members, or affiliates of the Managers or Members on such terms as the Managers deem appropriate, and in connection therewith, to hypothecate, encumber, and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company except by the Managers, or to the extent permitted under the Act, by agents or employees of the Company expressly authorized to contract such debt or incur such liability of the Managers;

            (iii) to hold and own any Company real and/or personal properties in the name of the Company;

            (iv) to purchase liability and other insurance to protect the Company's property and business;

            (v) to invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper, or other investments;

            (vi) upon the affirmative vote of the Members holding at least two-thirds of all Interests, to sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as that disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound; provided, however, that the affirmative vote of the Members shall not be required with respect to any sale or disposition of the Company's assets in the ordinary course of the Company's business;

            (vii) to execute on behalf of the Company all instruments and documents, including, without limitation: checks; drafts; notes and other negotiable instruments; mortgages, or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Managers, to the business of the Company;

            (viii)to employ accountants, legal counsel, managing agents, or other experts to perform services for the Company and to compensate them from Company funds;

            (ix) to enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve; and

            (x) to do and perform all other acts as any be necessary or appropriate to the conduct of the Company's business.

Unless authorized to do so by this Agreement or by a Manager or Managers of the Company, no attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Managers to act as an agent of the Company in accordance with the previous sentence.

      (d) Liability for Certain Acts. The Managers shall perform their managerial duties in good faith, in a manner they reasonably believe to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties of Manager shall not have any liability by reason of being or having been a Manager of the Company. A Manager does not, in any way, guarantee the return of the Members' Capital Contributions or a profit for the Members from the operations of the Company. A Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, or a wrongful taking by the Manager.

      (e) Managers Have No Exclusive Duty to Company. The Managers shall not be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Managers or to the income or proceeds derived therefrom. The Managers shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

      (f) Bank Accounts. The Managers may from time to time open bank accounts in the name of the Company, and the Managers shall be the sole signatory thereon, unless the Managers determine otherwise.

      (g) Indemnity of the Managers, Employees, and Other Agents. To the maximum extent permitted under the Act, the Company shall indemnify the Managers and make advances for expenses. The Company shall indemnify its employees and other agents who are not Managers to the fullest extent permitted by law, provided that the indemnification in any given situation is approved by Members owning a Majority Interest.

      (h) Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

      (i) Removal. At a meeting called expressly for that purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote of Members holding a Majority Interest. The removal of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

      (j) Vacancies. Any vacancy occurring for any reason in the number of Managers of the Company may be filled by the affirmative vote of a majority of the remaining Managers then in office, provided that if there are no remaining Managers, the vacancy(ies) shall be filled by the affirmative vote of Members holding a Majority Interest.

            (i) Any Manager's position to be filled by reason of an increase in the number of Managers shall be filled by the affirmative vote of a majority of the Managers then in office or by an election at an annual meeting or at a special meeting of Members called for that purpose or by the Members' unanimous written consent.

            (ii) A Manager elected to fill a vacancy shall be elected for the unexpired term of the Manager's predecessor in office and shall hold office until the expiration of that term and until the Manager's successor shall be elected and shall qualify or until the Manager's earlier death, resignation, or removal.

            (iii) A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of Members and until a successor shall be elected and shall qualify, or until the Manager's earlier death, resignation, or removal.

      (k) Compensation. The compensation of the Managers shall be fixed from time to time by an affirmative vote of Members holding at least a Majority Interest and no Manager shall be prevented from receiving compensation because the Manager is also a Member.

P. 6.02. Meetings. Meetings of the Members may be called by Members holding not less than twenty-five percent (25%) of the Units. The meeting shall be held at the principal place of business of the Company or as designated in the notice or waivers of notice of the meeting.

P. 6.03. Notice. Notice of any meeting of the Members shall be given no fewer than ten days and no more than thirty days prior to the date of the meeting. Notices shall be delivered in the manner set forth in P. 11.02 and shall specify the purpose or purposes for which the meeting is called. The attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

P. 6.04. Quorum. A Majority Interest, present in person or represented by proxy, shall constitute a quorum for transaction of business at any meeting of the Members, provided that if less than a Majority Interest are present at said meeting, the holders of a majority of the Units present may adjourn the meeting at any time without further notice.

P. 6.05. Manner of Acting. The act of a Majority Interest shall be the act of the Members, unless the act of a greater number is required by this Agreement, the Articles or applicable law.

P. 6.06. Action Without Meeting. Unless specifically prohibited by the Articles, any action required to be taken at a meeting of the Members or any other action which may be taken at a meeting of the Members, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the holders of Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the holders of all of the Units were present and voting. Prompt notice of the taking of the action without a meeting by less than unanimous consent shall be given in writing to those Members who were entitled to vote but did not consent in writing.

P. 6.07. Telephonic Meetings. The Members may participate in and act at any meeting of Members through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.

P. 6.08. Proxies. Each Member entitled to vote at a meeting of Members or to express consent or dissent to action in writing without a meeting may authorize another Person or Persons to act for him by proxy. Such proxy shall be deposited at the principal offices of the Company not less than 48 hours before a meeting is held or action is taken, but no proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

P. 6.09. Voting of Interests. Each outstanding Unit shall be entitled to one vote upon each matter submitted to a vote at a meeting of Members.

P. 6.10. Officers. The officers of the Company shall consist of a President, one or more Vice Presidents, a Treasurer, Controller and a Secretary. The officers shall be appointed by the Managers and shall exercise such powers and perform such duties as are prescribed by the Managers. Any number of offices may be held by the same person, as the Managers may determine, except that no person may simultaneously hold the offices of President and Secretary.

P. 6.11. Term of Office. The officers shall hold office for the term for which they were appointed and until their successors are elected and qualified; provided, however, that any officer may be removed with or without cause by the affirmative vote of a Majority Interest.

                                   ARTICLE 7

                                INDEMNIFICATION

P. 7.01. Rights to Indemnification. Subject to the limitations and conditions provided in this Article 7 and in the Act, each Person ("Indemnified Person") who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative ("Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he was or is a Member, Manager or an officer of the Company or it was the legal representative of or a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of a Member, shall be indemnified by the Company against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable costs and expenses (including, without limitation, attorneys' fees) actually incurred by such Indemnified Person in connection with such Proceeding if such Indemnified Person acted in good faith and in a manner if reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding that the Indemnified Person had reasonable cause to believe that its conduct was unlawful.

P. 7.02. Derivative Claims. Subject to the limitations and conditions provided in this Article 7 and in the Act, the Company shall and does hereby indemnify any Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Member, Manager or an officer of the Company, the legal representative of a Member, Manager or officer, or a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of a Member against expenses (including attorneys' fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action or suit, if such Person acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Company, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable for negligence or misconduct in the performance of its duty to the Company unless and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnify for such expenses as the court shall deem proper.

P. 7.03. Success on Merits. To the extent that a Person has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in P. P. 7.01 or 7.02, or in defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such Person in connection therewith.

P. 7.04. Determinations. Any indemnification under P. P. 7.01 or 7.02 (unless ordered by a court) shall be made by the Company only as authorized in the specific case, upon a determination that indemnification is proper in the circumstances because such person has met the applicable standard of conduct set forth therein. Such determination shall be made (i) by the holders of a majority of the Units held by Members who were not parties to such action, suit or proceedings, or (ii) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested Members so directs, by the Company's independent legal counsel in a written opinion.

P. 7.05. Survival. Indemnification under this Article 7 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article 7 shall be deemed contract rights, and no amendment, modification or repeal of this Article 7 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

P. 7.06. Advance Payment. The right to indemnification conferred by this Article 7 shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred in advance of the final disposition of the Proceeding and without any determination as to the Person's ultimate entitlement to indemnification, provided, however, that the payment of such expenses incurred in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of its good faith belief that it has met the standard of conduct necessary for indemnification under this Article 7 and a written undertaking, by or on behalf of such Person to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Article 7 or otherwise.

P. 7.07. Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred by this Article 7 shall not be exclusive of any other right which a

Person may have or hereafter acquire under any law (common or statutory), provision of the Act, the vote of Members or otherwise.

P. 7.08. Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Indemnified Person against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article 7.

P. 7.09. Savings Clause. If P. P. 7.01, 7.02 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article 7 that shall not have been invalidated and to the fullest extent permitted by applicable law.

                                   ARTICLE 8

                   BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

P. 8.01. Maintenance of Books and Records. The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Members at the registered office of the Company or its principal place of business. In addition, the Company shall maintain the following at its registered office or its principal place of business:

      (a) A current list of the full name and last know business address of each Member, separately identifying the Members in alphabetical order;

      (b) A copy of the filed Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed;

      (c) Copies of the Company's federal, state and local income tax returns and reports and financial statements, if any, for the three (3) most recent years;

      (d)   Copies of this Agreement and any amendments thereto; and

      (e) Unless contained in this Agreement, the Articles or in any amendments hereto, a writing setting out:

            (i) The amount of cash, a description and statement of the agreed value of the other property or services contributed by each Member and which each Member has agreed to contribute;

            (ii) The items as to which or events on the happening of which any additional contributions agreed to be made by each Member are to be made;

            (iii) Any right of a Member to receive, or of the Members to make, distributions which include a return of all or any part of the Member's contribution; and

            (iv) Any events upon the happening of which the Company is to be dissolved and its affairs wound up.

Records kept pursuant to this P. 8.01 are subject to inspection and copying at the reasonable request, and at the expense, of any Member during ordinary business hours.

P. 8.02. Reports. On or before the 90th day following the end of each fiscal year during the term of the Company, the Company shall cause each Member to be furnished with a federal (and, where applicable, state) income tax reporting Form K-1 or its equivalent and a financial report for the preceding fiscal year which shall include a balance sheet and a profit and loss statement prepared in accordance with generally accepted accounting principles applied on a consistent basis.

P. 8.03. Taxable Year and Accounting Method. The Company's taxable and fiscal years shall be the calendar year. the Company shall initially use the accrual method of accounting.

P. 8.04. Tax Elections. All elections required or permitted to be made by the Company under the Code shall be made by the Members. In particular:

            (i) The Company shall elect to deduct expenses incurred in organizing the Company ratably over a 60-month period as provided in Section 709 of the Code.

            (ii) In case of a Transfer of all or part of any Interest, the Company may elect, in a timely manner pursuant to Section 754 of the Code and pursuant to corresponding provisions of applicable state and local tax laws, to adjust the basis of Company Property pursuant to Sections 734 and 743 of the Code.

            (iii) The Company shall elect to deduct start-up expenditures ratably over a 60- month period as provided in Section 195 of the Code.

            (iv) The Company shall not elect to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or corresponding provisions of state or local law.

P. 8.05. Bank Accounts. All funds of the Company are to be deposited in the Company's name in such bank accounts or investment accounts as may be designated by the Managers and shall be withdrawn on the signature of a duly authorized officer of the Managers, or such other Person or Persons as a Majority Interest may authorize. The Company's funds may not be commingled with the funds of any Member or officer of the Company.

P. 8.06. "Tax Matters Partner." The Managers shall be the "tax matters partner" of the Company pursuant to Code ss.6231(a)(7). Any one of the Managers is authorized to take such actions as are permitted by Code ss.ss.6221 through 6233.

                                   ARTICLE 9

                                   PUT-CALL

P. 9.01. Put-Call Arrangement. In the event of an Impasse, each Member shall have the right to make an optional "put-call" offer to the other Member to purchase the other Member's entire Membership Interest. Notwithstanding the above, neither Member may initiate a put-call when there is an outstanding Offer (defined in P. 9.02(a) below) pending. The Member initiating a put-call shall be referred to as the "Offeror" and the other Member shall be referred to as the "Offeree".

P.  9.02.  Terms of Offer.

      (a) Written Offer. Upon the terms described in P. 9.01, the Offeror may submit to the Offeree a written offer ("Offer") to purchase the Membership Interest then owned by the Offeree.

      (b) Aggregate Asset Price. The Offer shall state the aggregate price at which the Offeror would be willing to purchase all the Company Property ("Aggregate Asset Price"); provided, however, that such Aggregate Asset Price shall be at least equal to or greater than the amount necessary (i) to repay all outstanding Company liabilities (including accrued interest), including but not limited to all outstanding loans by Members to the Company and (ii) to return to each Member its aggregate unreturned Adjusted Capital Contribution.

      (c) Price. The "Price" for the Offeree's Membership Interest shall be the amount which the Offeree would receive if all the Company Property were sold for the Aggregate Asset Price and the proceeds were applied in accordance with P. 10.03.

      (d) Release from Recourse Obligations. If, at the time an Offer is made, the Offeree or any of its Affiliates are personally liable under any guaranties or other financial undertakings for the repayment or performance of all or part of any third-party loan made to the Company ("Offeree's Recourse Liability"), then the Offer must include the Offeror's written agreement to use its best efforts to obtain the release of Offeree's Recourse Liability and, if required by the holders of the Offeree's Recourse Liability, to substitute acceptable guaranties, letters of credit or other financial undertakings in exchange for such release of Offeree's Recourse Liability. If any lender will not agree to release the Offeree's Recourse Liability, then the Offeror shall protect, defend, indemnify and hold such Offeree, its Affiliates, officers, directors, agents, shareholders, partners, beneficiaries and trustees harmless from any manner of loss, claim, damage or expense arising out of or relating to the Offeree's Recourse Liability from and after the Closing Date (as defined in P. 9.04).

P. 9.03. Acceptance/Rejection of Offer. The Offeree shall either accept or reject the Offer, which acceptance or rejection shall be in writing and delivered to the Offeror on or before 10:00 a.m. on the thirtieth (30th) calendar day after the offer is delivered. If the Offeree fails to either accept or reject the Offer on a timely basis, it shall be deemed to have consented to the unagreed action which precipitated the impasse.

      (a) Acceptance. If the Offeree accepts the Offer, the Offeror shall be deemed the "Buyer" and the Offeree shall be deemed the "Seller". The Put-Call closing (as defined in P. 9.04) shall take place pursuant to P. 9.04 below. Effective immediately upon the delivery to the Offeror of the Offeree's acceptance of the Offer, the Offeror's obligations under the Offer and this
Article 9 shall become recourse, absolute, unconditional and irrevocable obligations, and shall not be subject to any terms or conditions other than the default of the Offeree under the Offer.

      (b) Rejection of Offer. If the Offeree rejects the Offer, the Offeree shall thereafter be deemed the "Buyer" and the Offeror shall be deemed the "Seller". The closing of the transaction described in the Offer shall take place on the Closing Date pursuant to P. 9.04 below. If the Offeree properly rejects the Offer, it shall proceed to purchase form the Offeror, and the Offeror shall sell to the Offeree, the entire Membership Interest owned by the Offeror for a Price equal to the amount which the Offeror would receive if all the Company Property were sold for the Aggregate Asset Price and the proceeds were applied in accordance with P. 10.03.

P. 9.04. Put-Call Closing Procedures. The transaction described in the Offer shall close on the earlier of (i) the sixtieth (60th) day after the date the Offer is either accepted or rejected by the Offeree, or (ii) such earlier date as Buyer may elect with ten (10) days prior written notice to Seller ("Put-Call closing" or "Closing Date"). At the Put-Call closing, the following shall occur:

      (a) The Buyer shall pay to the Seller, in immediately available funds, a sum equal to the Price.

      (b) The Seller shall deliver to the Buyer a complete and absolute assignment of one hundred percent (100%) of the Seller's Membership Interest ("Assignment").

      (c)   The Buyer shall satisfy its obligation under P. 9.02(d) above.

      (d) The Seller shall cause its Affiliates to terminate any agreements with the Company as instructed by Buyer in its sole and absolute discretion, effective from and after the Closing Date, provided that any such Affiliate shall be paid in full on the Closing Date for all services rendered prior to such termination.

      (e) The buyer and the Seller shall each deliver to the other a release ("Mutual Release") of the other from all acts and conduct of the other relating to the Company or its affairs, occurring or performed during the tem of this Agreement, except that neither the buyer nor the Seller shall be released from any actions (or failures to act) in violation of this Agreement or from any grossly negligent, reckless or intentionally wrongful acts or omissions.

From and after delivery the Seller shall have no rights or obligations under this Agreement with respect to the management and operation of the Company Property, or otherwise.

P.  9.05.  Failure To Perform.

      (a) Buyer's Failure To Perform. If the Buyer fails to perform as required under P. 9.04, then the Seller shall have the option, exercisable within sixty
(60) days after the original Closing Date, to (i) pursue Buyer for specific performance of its obligations as Buyer; or (ii) continue the Company as if no put-call procedure had been implemented except that the Buyer shall be deemed to have consented to the unagreed action which precipitated the Impasse; or (iii) become the Buyer under the defaulted Offer, subject to the same terms and conditions set forth in the Offer with the exceptions that: (1) the Price shall be eighty percent (80%) of the amount which the defaulting party would receive if all the Company Property were sold for the Aggregate Asset Price and the proceeds were applied in accordance with P. 10.03; and (2) the nondefaulting party shall be entitled to select a new Closing Date up to one hundred eighty
(180) days after the original Closing Date.

      (b) Seller's Failure To Perform. If the Seller fails to perform as required under P. 9.04, then: (i) the Seller shall be liable to Buyer, as a recourse obligation, for all actual and consequential damages caused by Seller as a result of its breach, together with all expenses of litigation and attorneys' fees, court costs and expenses; and (ii) the Buyer shall have the option, exercisable within sixty (60) days after the original Closing Date, to either: (1) pursue Seller for specific performance of its obligations as Seller or (2) continue the Company as if no put-call procedure had been implemented except that the Seller shall be deemed to have consented to the unagreed action which precipitated the Impasse; provided, however, that in no event shall the election of either option (or failure to elect) preclude Buyer from pursuing any other remedy available to Buyer as a matter of law or equity, including, but not limited to, the damages described in clause (i) above.

P. 9.06. No Withdrawal or Revocation. An Offer shall be irrevocable and shall not be subject to withdrawal or revocation by the Offeror, except by the written agreement of all of the Members.

P. 9.07. Decision-Making. Notwithstanding anything to the contrary in this Agreement, at any time during the period after the acceptance or rejection of an Offer and the earlier of (i) the termination of the Offer pursuant to P. 9.05(a)(ii) or (b)(ii)(2) above, as the case may be, or (ii) the Closing Date, the Buyer shall have exclusive control of all decision-making on behalf of the Company (other than any decisions which may have a substantial adverse impact on the financial obligations of the Seller in the event that the Buyer defaults in the purchase of the Seller's Membership Interest).

                                  ARTICLE 10

                   DISSOLUTION, LIQUIDATION AND TERMINATION

P. 10.01. Events of Dissolution. The Company shall be dissolved and shall commence winding up its affairs upon the first to occur of the following:

      (a) December 31, 2025;

      (b) The vote of Members holding two thirds of the Units;

      (c) Any event which makes it unlawful or impossible to carry on the Company's business;

      (d) The sale, disposition or abandonment of all or substantially all of the Company Property;

      (e) The entry of a decree of judicial dissolution under the Act; or

      (f) The death, incompetency, retirement, resignation, expulsion, dissolution or bankruptcy of a Member, or any other event which terminates the membership of a Member in the Company, unless within ninety (0) days after such event the Remaining Member agrees to continue the business of the Company with the Representative of the Withdrawing Member or with a new Member admitted to the Company.

P. 10.02. Winding Up. Upon the dissolution of the Company, the Members shall wind up the Company's affairs and satisfy the Company's liabilities. The Members shall liquidate all of the Company Property as quickly as possible consistent with obtaining the full fair market value of said Property. During this period, the Company shall continue to operate Company Property and all of the provisions of this Agreement shall remain in effect. The Company shall notice all known creditors and claimants of the dissolution of the Company in accordance with the Act.

P. 10.03. Final Distribution. The proceeds from the liquidation of the Company Property shall be distributed as follows:

      (a) First, to creditors, including Members who are creditors, until all of the Company's debts and liabilities are paid and discharged (or provision is made for payment thereof); and

      (b) The balance, if any, to the Members, in proportion to their Capital Accounts as of the date of such distribution, after giving effect to all contributions, distributions, and allocations for all periods.

P. 10.04. Distributions in Kind. In connection with the termination and liquidation of the Company, the Members shall attempt to sell all of the Property. To the extent that Property is not sold, each Member will receive a pro rata share of any distribution in kind. Any Property distributed in kind upon liquidation of the Company shall be treated as though the Property were sold and the cash proceeds distributed.

P. 10.05. No Recourse Against Members. The Members shall look solely to the assets of the Company for the return of their investment, and if the Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return such investment, they shall have no recourse against any other Member.

P. 10.06. Purchase by Member. A Member or an Affiliate of a Member may, if it so desires, purchase an item of Property upon liquidation provided that (a) the purchase price is at fair market value as determined by an independent appraiser selected by the other Member, and (b) at least 15 days' advance notice of the proposed sale has been given to the other Member.

P. 10.07. Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, the deficit, if any, in the Capital Account of any Member upon dissolution of the Company shall not be an asset of the Company and such Member shall not be obligated to contribute such amount to the Company to bring the balance of such Member's Capital Account to zero.

P. 10.08. Articles of Dissolution. On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Members (or such other Person or Persons as the Act may require or permit) shall file articles of dissolution with the Secretary of State, cancel any other filings made pursuant to P. 2.05 and take such other actions as may be necessary to terminate the Company.

                                  ARTICLE 11

                              GENERAL PROVISIONS

P. 11.01. Entire Agreement; Amendments. This Agreement embodies the entire understanding between the Members concerning the Company and their relationship as Members and supersedes any and all prior negotiations, understandings or agreements. This Agreement may be amended or modified from time to time only by a written instrument adopted, executed and agreed to by all of the Members.

P. 11.02. Notices. All notices and demands required or permitted under this Agreement shall be in writing, as follows: (i) by actual delivery of the notice into the hands of the party entitled to receive it; (ii) by mailing such notice by registered or certified mail, return receipt requested, in which case the notice shall be deemed to be given on the date of its mailing; or (iii) by Federal Express or any other overnight carrier, in which case the notice shall be deemed to be given as of the date it is sent. All notices which concern this as follows:

If to the Company or Managers:

      c/o Iron Mountain Records Management, Inc.
      745 Atlantic Avenue
      Boston, Massachusetts 02111
      Attn:  Eugene B. Doggett, Executive Vice President

Copy to:

      Iron Mountain Records Management, Inc.
      745 Atlantic Avenue
      Boston, Massachusetts 02111
      Attn:  General Counsel

If to the Members: To the address as shown from time to time on the records of the Company. Any Member may specify a different address, which change shall become effective upon receipt of such notice by the Company.

P. 11.03. Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected.

P. 11.04. Parties Bound. This Agreement shall be binding upon the Members and their respective successors, assigns, heirs, devisees, legal representatives, executors and administrators.

P. 11.05. Applicable Law. The laws of the State of Delaware shall govern this Agreement, excluding any conflict of laws rules. The Members irrevocably agree that all actions or proceedings in any way, manner or respect, arising out of or from or related to this Agreement shall be litigated only in courts having situs within the State of Delaware. Each Member hereby consents and submits to the jurisdiction of any local, state or federal court located within said county and state and hereby waives any rights it may have to transfer or change the venue of any such litigation. The prevailing party in any litigation in connection with this Agreement shall be entitled to recover from the other party all costs and expenses, including without limitation fees of attorneys and paralegals, incurred by such party in connection with any such litigation. To the extent permitted by applicable law, the provisions of this Agreement shall override the provisions of the Act to the extent of any inconsistency or contradiction between them.

P. 11.06. Partition. Each Member irrevocably waives any right that it may have to maintain any action for partition with respect to Company Property.

P. 11.07. Strict Construction. It is the intent of the Members that this Agreement shall be deemed to have been prepared by all of the parties to the end that no Member shall be entitled to the benefit of any favorable interpretation or construction of any term or provision hereof under any rule or law.

P. 11.08. Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision.

P. 11.09. Counterparts. This Agreement may be executed in multiple counterparts with separate pages, and each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument.

P. 11.10. Pronouns. All pronouns shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identify of the person or persons may require.

P. 11.11. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person. Failure on the part of a Person to complain of any act or to declare any Person in default hereunder, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default.

P. 11.12. Further Assurances. Each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated herein.

P. 11.13. Indemnification for Breach. To the fullest extent permitted by law, each Member shall indemnify the Company and each other member and hold them harmless from and against all losses, costs, liabilities, damages and expenses (including, without limitation, costs of suit and attorneys' fees) they may incur on account of any material breach by that Member of this Agreement.

P. 11.14. Disclosure and Wavier of Conflicts. In connection with the preparation of this Agreement, the Members acknowledge and agree: (i) the attorney that prepared this Agreement ("Attorney") acted as legal counsel to the Company; (ii) the Members have been advised by the Attorney that the interests of the members are opposed to each other and are opposed to the interests of the Company and, accordingly, the Attorney's representation of the Company may not be in the best interests of the Members; and (iii) each of the Members has been advised by the Attorney to retain separate legal counsel. Notwithstanding the foregoing, the Members (i) desire the Attorney to represent the Company; (ii) acknowledge that they have been advised to retain separate counsel and have waived their right to do so; and (iii) jointly and severally forever waive any claim that the Attorney's representation of the Company constitutes a conflict of interest.

      IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

MEMBERS:

Iron Mountain Records Management, Inc.


By:   /s/ Eugene B. Doggett
Name:     Eugene B. Doggett
Title:    Executive Vice President
Date of Execution:   April 24, 1996



Iron Mountain Records Management of
  Maryland, Inc.


By:   /s/ Eugene B. Doggett
Name:     Eugene B. Doggett
Title:    Executive Vice President
Date of Execution:   April 24, 1996

                                  EXHIBIT   A


Name and Address of Each Member     Capital Contribution    Number of Units
- -------------------------------     --------------------    ---------------

Iron Mountain Records Management,         $1,000.00               50
   Inc.
745 Atlantic Avenue
Boston, MA  02111


Iron Mountain Records Management          $1,000.00                50
    of Maryland, Inc.
745 Atlantic Avenue
Boston, MA  02111